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                                                                     Exhibit 4.7
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                      SECOND AMENDMENT TO RIGHTS AGREEMENT
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         This SECOND AMENDMENT TO RIGHTS AGREEMENT (this "SECOND AMENDMENT") is dated effective as of June 18, 2003, between New Visual Corporation (formerly
New Visual Entertainment, Inc.), a Utah corporation (the "COMPANY"), and
Wachovia Bank, N.A. (formerly, First Union National Bank), as Rights Agent (the "RIGHTS AGENT").

                                    RECITALS
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         1. The Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of August 9, 2000 (the "AGREEMENT"). On May 18, 2003, the parties entered into an amendment to the Agreement (the "FIRST AMENDMENT"), which became effective on the effective date of that certain Collateral Loan Agreement and Promissory Note (the "COLLATERAL LOAN AGREEMENT") entered into between the Company and Mercatus & Partners Ltd. Pursuant to the Collateral Loan Agreement, the Company may from time to time borrow funds and secure such borrowings by issuing shares of Preferred Stock of the Company (the "COLLATERAL STOCK") in various series to be designated from time to time by the Board of Directors of the Company. The Collateral Stock will be convertible into Common Stock of the Company in the event of a default by the Company in the performance of its repayment obligations under the Collateral Loan Agreement.

         2. The Company and the Rights Agent entered into the First Amendment to ensure that no Person would be deemed to be an Acquiring Person (as defined in the Agreement) as the result of acquiring Series C Convertible Preferred Stock of the Company (or Common Stock issued upon conversion thereof) issued as collateral pursuant to the Collateral Loan Agreement. The parties now desire to further amend the Agreement to expand the scope of the First Amendment and ensure that no Person will be deemed to be an Acquiring Person as the result of acquiring any series of Preferred Stock of the Company (or Common Stock issued upon conversion thereof) issued as collateral pursuant to the Collateral Loan Agreement, including such Series C Convertible Preferred Stock and any other series of Preferred Stock of the Company so issued.

         3. Section 27 (SUPPLEMENTS AND AMENDMENTS) of the Agreement provides, in part, that as long as the Rights are redeemable, the Agreement may be supplemented or amended without the approval of any holders of Rights.

                                    AGREEMENT
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         Section 1. EFFECT OF SECOND AMENDMENT. This Second Amendment shall further amend Section 1(p) of the Agreement (CERTAIN DEFINITIONS -- EXEMPT PERSON) as previously amended by the First Amendment. Such previously amended
Section 1(p) shall be replaced in its entirety by the text set forth in Section 3 below.

         Section 2. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

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         Section 3. AMENDED DEFINITION. Pursuant to Section 27 of the Agreement
(SUPPLEMENTS AND AMENDMENTS), the undersigned wish to amend Section 1 (p) of the Agreement (CERTAIN DEFINITIONS -- EXEMPT PERSON) to read as follows:

         (p) "EXEMPT PERSON" shall mean (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary of the Company, or any Person organized, appointed or established for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (ii) any Person who or which is or becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of convertible Preferred Stock of the Company that is issued to such Person as security (the "Collateral Stock") for any borrowing by the Company of funds pursuant to the Collateral Loan Agreement between the Company and Mercatus & Partners Ltd., including such Person's acquisition from the Company of any shares of Common Stock of the Company issued upon conversion of such Collateral Stock, or acquisition of the Company's securities, including, but not limited to securities convertible into Common Stock, in exchange for the Collateral Stock held by such Person, unless and until such Person, while a Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, acquires in any manner other than pursuant to such conversion or exchange, Beneficial Ownership of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock.

         Section 4. GOVERNING LAW. This Second Amendment shall be deemed to be a contract made under the laws of the State of Utah and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 5. COUNTERPARTS. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 6. RIGHTS AGREEMENT PROVISIONS. All provisions of the Agreement, as amended hereby, remain in full force and effect.


                        SIGNATURE PAGE FOLLOWS THIS PAGE


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to Rights Agreement to be duly executed as of the day and year first above written.

                                       NEW VISUAL CORPORATION

                                       By: /s/  Brad Ketch
                                           Brad Ketch
                                           President and Chief Executive Officer

                                       WACHOVIA BANK, N.A., as Rights Agent

                                       By: /s/  Frances S. Beam
                                           Name:  Frances S. Beam
                                           Title:  Vice President


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